EXHIBIT 2.1
                         AGREEMENT OF PURCHASE AND SALE


          THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement"), is made and entered into as of this 19th day of December 2003, by and between OmniCorder Technologies, Incorporated, a Delaware corporation ("OmniCorder"), and Promos, Inc., a Colorado corporation ("Promos").

                              W I T N E S S E T H :


          WHEREAS, OmniCorder is engaged in the business of acquiring, developing and commercializing advanced imaging technology for the diagnosis and management of a large variety of diseases, including cancer and vascular disease (the "Business");

          WHEREAS, OmniCorder desires to sell to Promos, and Promos desires to buy from OmniCorder, all of the assets and properties of the Business in exchange for shares of common stock, par value $.001 per share, of Promos (the "Promos Common Stock"), and the assumption by Promos of all of the liabilities of OmniCorder, all as hereinafter provided; and

          WHEREAS, simultaneously with the Closing of the transactions contemplated by this Agreement (such transactions collectively, the "Acquisition"), Promos (as it will exist as of the Closing of the Acquisition) is selling up to $15,000,000 in shares of Promos Common Stock in a private offering to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated October 2003, which was offered and distributed by OmniCorder (as amended and supplemented, the "Offering Memorandum"), for the purpose of expanding the business of Promos following the closing of the Acquisition (the "Offering").

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

          1.01. Purchase and Sale. On the Closing Date (as defined in Section 1.02), on the terms and subject to the conditions set forth in this Agreement, OmniCorder shall sell, convey, transfer, assign and deliver to Promos, and Promos shall purchase and acquire from OmniCorder, all of OmniCorder's right, title and interest in and to the assets, properties and Business of OmniCorder, whether now owned or hereafter acquired by OmniCorder prior to the Closing Date, and whether tangible or intangible, which are used in connection with the conduct of the Business (collectively, the "Assets"), including, without limitation, the following:

                (a) the leaseholds described in the disclosure schedule delivered pursuant hereto (the "Disclosure Schedule");

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                (b) all machinery, equipment, electronics, components, vehicles, office furniture, tools and other tangible property owned by OmniCorder and used in connection with the conduct of the Business;

                (c) all raw materials and inventories, including inventories of work in process and inventories held by customers on a consignment basis, and supplies, used in connection with the conduct of the Business;

                (d) all accounts receivable of OmniCorder;

                (e) subject to Section 4.01, all of OmniCorder's rights under the Commitments (as defined in Section 2.06), pertaining to the conduct of the Business, including, but not limited to, any contracts for the purchase of raw materials, contracts for services and supplies, permits, licenses, clearances and approvals to operate the Assets and any options to purchase or lease real or personal property;

                (f) all sales and promotional literature, and all books, records, files and data (including customer and supplier lists), or copies thereof, pertaining to the conduct of the Business, including, without limitation, all personnel records and files (collectively, the "Books and Records");

                (g) all trade names, trademarks, trademark applications, copyrights, copyright applications, patents, patent applications, intellectual property and know-how used in connection with the conduct of the Business, including, without limitation, OmniCorder's right, title and interest in and to the name "OmniCorder Technologies";

                (h) the Business of OmniCorder as a going concern and goodwill, if any; and

                (i) all cash, cash deposits, other cash equivalent investments, cash refunds, insurance policies and security bonds or deposits.

          1.02. The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the New York offices of Greenberg Traurig, LLP, counsel to OmniCorder, commencing at 9:30 a.m. on December 19, 2003, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date").

          1.03. Purchase Price and Payment. The aggregate purchase price to be paid by Promos to OmniCorder for the Assets (the "Purchase Price") shall be paid at the Closing by the issuance to OmniCorder of one certificate evidencing Thirteen Million Seven Hundred Seventy-Three Thousand Seven Hundred (13,773,700) shares of Promos Common Stock (the "Consideration Shares"), which shares shall represent, together with the 7,764,700 shares of Promos Common Stock sold to OmniCorder as described in Section 8.05 hereof, 95.0% of the outstanding shares of Promos Common Stock following the closing of the Acquisition, but before giving effect to the Offering and equity-based transaction fees.


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          1.04. Payment of Taxes and Other Charges. Promos shall pay, at the
Closing or, if due thereafter promptly when due, all transfer taxes, sales taxes, stamp taxes, and any other taxes payable in connection with the transactions contemplated hereby.

          1.05. Instruments of Transfer. On the Closing Date, OmniCorder shall deliver to Promos duly executed instruments of transfer and assignment of the Assets sufficient to vest in Promos the interests in the Assets being conveyed in accordance with the terms of this Agreement.

          1.06. Assumption. Promos understands and agrees that, from and after the Closing, neither OmniCorder nor any person or entity that directly or indirectly controls, is controlled by, or is under common control with, OmniCorder (such party, an "Affiliate") shall have any liability or responsibility for any liability or obligation of or arising out of or relating to the Assets (including any Commitments included in the Assets) or the Business of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities and obligations, the "Liabilities"). Accordingly, Promos agrees that, effective upon the Closing, Promos shall assume and shall thereafter pay, perform and discharge and, effective as of the Closing, Promos does hereby assume the Liabilities, and further agrees that it shall indemnify OmniCorder and its Affiliates and hold each of them harmless against any liability, loss, damage, claim, cost or expense (collectively, a "Loss") incurred or suffered by any of them arising out of (i) any of the Liabilities or
(ii) any breach by Promos of, or failure by Promos to comply with, any of the provisions of this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF OMNICORDER

            OmniCorder represents and warrants to Promos as follows:

          2.01. Organization, Standing, etc. OmniCorder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. OmniCorder has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

          2.02. Financial Statements. Included in the Disclosure Schedule are
(a) OmniCorder's audited balance sheet (the "Balance Sheet") as of December 31, 2002 (the "Balance Sheet Date") and 2001, and the audited statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, together with the related independent auditors' reports of Marcum & Kliegman LLP, and (b) OmniCorder's unaudited balance sheets for the nine months ended September 30, 2003 and 2002, and the unaudited statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 2003 and 2002. Such financial statements (i) are in accordance with the books and records of OmniCorder, (ii) present fairly in all material respects the financial condition of OmniCorder at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior accounting periods.


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

          2.03. Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, OmniCorder has not (a) suffered any damage, destruction or casualty loss to its physical properties materially and adversely affecting the business or financial condition of OmniCorder or the Business; (b) incurred or discharged any obligation or liability except in the ordinary course of business and except obligations or liabilities that are not individually or in the aggregate material to the business or financial condition of OmniCorder or the Business; or (c) entered into any transaction not in the ordinary course of its business except as permitted in or contemplated by other sections of this Agreement.

          2.04. Physical Properties. OmniCorder has good title to all of the assets and properties which it purports to own (including those reflected on the Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) and which are material to the business or financial condition of OmniCorder or the Business, free and clear of all liens, security interests or other encumbrances ("Encumbrances"), except (a) as set forth in the Disclosure Schedule, (b) liens of current taxes not yet due or being contested in good faith by appropriate proceedings, and (c) Encumbrances which individually or in the aggregate do not have a material adverse effect on the business or financial condition of the Business.

          2.05. Patents, Trademarks. Etc. The Disclosure Schedule sets forth a list of all United States and foreign patents, trademarks, trade names, copyrights, and applications therefor used by OmniCorder exclusively in and material to the conduct of the Business (the "Patent and Trademark Rights"). Except as disclosed in the Disclosure Schedule, (a) OmniCorder owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) to OmniCorder's knowledge, the conduct of the Business as now being conducted does not conflict with any valid patents, trademarks, trade names or copyrights of others in any way which has a material adverse effect on the business or financial condition of OmniCorder or the Business.

          2.06. Commitments. The Disclosure Schedule contains a list of each contract, agreement or understanding (including each governmental license, permit or other governmental authorization) whether written or oral (including any and all amendments thereto) to which Seller is a party, or by which it may be bound, which relates to the ownership of the Assets or the conduct of the Business (collectively, the "Commitments") and which is material to the business or financial condition of OmniCorder. Except as disclosed in the Disclosure Schedule, to OmniCorder's knowledge, OmniCorder is not in default under any of the Commitments, which default would have a material adverse effect on the business or financial condition of OmniCorder.

          2.07. Litigation. Except as set forth in the Disclosure Schedule, there is no action or proceeding in any court or before any governmental authority ("Litigation") pending (i) to OmniCorder's knowledge, against OmniCorder in connection with the ownership of the Assets


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

or the conduct of the Business, with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the business or financial condition of OmniCorder, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

          2.08. Compliance with Laws. Except as set forth in the Disclosure Schedule, to OmniCorder's knowledge, OmniCorder is in compliance with all laws, rules, regulations and orders applicable to the Business (including, without limitation, those relating to medical devices, environmental protection, occupational safety and health and equal opportunity employment practices) except where the failure to comply therewith does not have a material adverse effect on the business or financial condition of OmniCorder.

          2.09. Corporate Power and Authority; Effect of Agreement. The execution, delivery and performance by OmniCorder of this Agreement and the consummation by OmniCorder of the Acquisition have been duly authorized by all necessary corporate action on the part of OmniCorder. This Agreement has been duly and validly executed and delivered by OmniCorder and constitutes the valid and binding obligation of OmniCorder, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (b) general principles of equity. The execution, delivery and performance by OmniCorder of this Agreement and the consummation by OmniCorder of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations, exemptions or waivers, (x) violate any provision of law, rule or regulation to which OmniCorder is subject, (y) violate any order, judgment or decree applicable to OmniCorder, or (z) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or the By-laws of OmniCorder or any agreement or other instrument to which OmniCorder is a party or by which OmniCorder may be bound; except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          2.10. Employee Benefit Plans. The Disclosure Schedule lists all: (i) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by OmniCorder and covering employees of OmniCorder, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in
Section 3(2) of ERISA (collectively, the "OmniCorder Benefit Plans"); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of OmniCorder providing employee or executive compensation or benefits to its employees, other than the OmniCorder Benefit Plans (collectively, the "Benefit Arrangements"). Each OmniCorder Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.


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

          2.11. Consents. Except as set forth in the Disclosure Schedule or elsewhere herein, no consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by OmniCorder of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Promos is required to obtain or make.

          2.12 Broker's and Finder's Fees. No person or entity has, or as a result of the transactions contemplated herein will have, any right or valid claim against OmniCorder or Promos for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as disclosed in the Disclosure Schedule.

          2.13. Disclaimer. OMNICORDER MAKES NO WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THIS ARTICLE II. IN ANY EVENT, OMNICORDER MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, AS TO THE ASSETS AND THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE ASSETS ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND PROMOS SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

          2.14. Investment Representations. OmniCorder hereby represents and warrants that it has sufficient knowledge and experience in financial and business matters and that it has obtained sufficient information from Promos, including Promos' most recent filings with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to be capable of evaluating the merits and risks of its investment in the Consideration Shares. OmniCorder further represents and warrants that it is acquiring the Consideration Shares for investment purposes, and not with a view to any public resale or other distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state; provided, however, that the provisions of this Section 2.14 shall not prejudice OmniCorder's right to distribute the Consideration Shares to OmniCorder stockholders in connection with the dissolution and complete liquidation of OmniCorder following the Closing, as more fully described in Section 4.07 hereof.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PROMOS

          Promos hereby represents and warrants to OmniCorder as follows:

          3.01. Organization, Standing, Etc. Promos is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.


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

          3.02. Corporate Power and Authority; Effect of Agreement. The execution, delivery and performance by Promos of this Agreement and the consummation by Promos of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Promos. This Agreement has been duly and validly executed and delivered by Promos and constitutes the valid and binding obligation of Promos, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (b) general principles of equity. The execution, delivery and performance by Promos of this Agreement and the consummation by Promos of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations, exemptions or waivers, (x) violate any provision of law, rule or regulation to which Promos is subject, (y) violate any order, judgment or decree applicable to Promos or (z) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation, the By-laws or other similar charter documents of Promos, or any agreement or other instrument to which Promos or any of its subsidiaries is a party or by which any of them may be bound; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

          3.03. Consents. No consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Promos of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions, waivers and filings, if any, which OmniCorder is required to obtain or make.

          3.04. Litigation. There is no Litigation pending (i) to Promos' knowledge, against Promos or any of its subsidiaries with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Promos to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

          3.05. Capitalization of Promos. The authorized capital stock of Promos consists of (a) 50,000,000 shares of Promos Common Stock, of which 10,033,600 shares of Promos Common Stock are issued and outstanding on the date hereof, prior to taking into consideration the issuance of Promos Common Stock in the Offering, and the sale to OmniCorder of 7,764,700 shares of Promos Common Stock and redemption and cancellation of 1,135,300 shares of Promos Common Stock as described in Section 8.05 hereof, and (b) 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding on the date hereof. Except as disclosed in the Disclosure Schedule, Promos has no outstanding options, rights or commitments to issue shares of Promos Common Stock or any other equity security of Promos, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Promos Common Stock or other any equity security of Promos. To the best knowledge of Promos, there is no voting trust, agreement or arrangement among any of the beneficial holders of Promos Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Promos Common Stock. All outstanding shares of the capital stock of Promos are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.


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

          3.06. Validity of Shares. The Consideration Shares to be issued at the Closing pursuant to Section 1.03 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of OmniCorder as contemplated by Article 2 hereof, and assuming the accuracy thereof, the issuance of the Consideration Shares at the Closing of the Acquisition pursuant to Section 1.03 will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

          3.07. SEC Reporting and Compliance. (a) Promos filed a registration statement on Form 10-SB under the Exchange Act, which became effective on November 30, 1999. Since that date, Promos has filed with the Commission all reports required to be filed pursuant to the Exchange Act. Promos has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

                (b) Promos has delivered to OmniCorder true and complete copies of the registration statements, information statements and other reports (collectively, the "Promos SEC Documents") filed by Promos with the Commission. To the best of Promos' knowledge, none of the Promos SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

                (c) Except as set forth in the Disclosure Schedule, Promos has not filed, and nothing has occurred with respect to which Promos would be required to file, any current report on Form 8-K, since September 30, 2003. Prior to and until the Closing, Promos will provide to OmniCorder copies of any and all amendments or supplements to Promos SEC Documents filed with the Commission since September 30, 2003 and all subsequent registration statements and reports filed by Promos subsequent to the filing of Promos SEC Documents with the Commission and any and all subsequent reports or notices filed by Promos with the Commission or delivered to the stockholders of Promos.

                (d) Promos is not an investment company within the meaning of
Section 3 of the Investment Company Act.

                (e) The shares of Promos Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol "PMOS.OB," and, to the best of Promos' knowledge, Promos is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and Promos Common Stock.

                (f) Between the date hereof and the Closing Date, Promos shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws.

                (g) To the best knowledge of Promos, Promos has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

          3.08. Conduct of Business Following the Closing. It is the intention and expectation of Promos, following the Closing, to continue at least one significant historic


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business line of OmniCorder, or to use at least a significant portion of
OmniCorder's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

          3.09. No General Solicitation. In issuing the shares of Promos Common Stock hereunder, neither Promos nor anyone acting on its behalf has offered to sell the shares of Promos Common stock by any form of general solicitation or advertising.

                                   ARTICLE IV

                             COVENANTS OF OMNICORDER

          OmniCorder hereby covenants and agrees with Promos as follows:

          4.01. Cooperation and Assignments. OmniCorder will use its best efforts, and will cooperate with Promos, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable OmniCorder to effect the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

          Notwithstanding anything herein to the contrary, to the extent the assignment of any right to be assigned to Promos pursuant to the provisions hereof shall require the consent of any other party, this Agreement shall not constitute a breach thereof or create rights in others not desired by Promos. If any such consent is not obtained, OmniCorder shall, at Promos' expense, cooperate with Promos in any reasonable arrangement designed to provide for Promos the benefit of any such right, including enforcement of any and all rights of OmniCorder against the other party to any Commitment arising out of the breach or cancellation thereof by such party or otherwise.

          4.02. Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as Promos may otherwise consent to in writing (which consent shall not be unreasonably withheld), between the date hereof and the Closing Date, OmniCorder will (i) in all material respects, operate the Business only in the ordinary course; (ii) use its best efforts to preserve the business organization of the Business intact; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable the Business to operate in all material respects in the manner in which it was operated during the twelve (12) month period immediately prior to the date hereof, except for maintenance required by reason of fire, flood or other acts of God; (iv) continue all material existing policies of insurance (or comparable insurance) of or relating to the Business in full force and effect; (v) use its best efforts to keep available the services of its present officers, employees and agents (as a group); and (vi) use its best efforts to preserve the Business's relationships with its material lenders, suppliers, customers, licensors and licensees and others having material business dealings with it such that its business will not be substantially impaired.

          4.03. Access. Between the date hereof and the Closing, OmniCorder shall provide Promos with such information as Promos may from time to time reasonably request with


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respect to OmniCorder and the transactions contemplated by this Agreement, and shall provide Promos and its representatives reasonable access during regular business hours and upon reasonable notice to the Books and Records and the properties of OmniCorder, as Promos may from time to time reasonably request; provided that OmniCorder shall not be obligated to provide Promos with any information relating to trade secrets. Any disclosure whatsoever to Promos shall not constitute an enlargement of or additional warranties or representations of OmniCorder beyond those specifically set forth in this Agreement.

          4.04. Right of Endorsement. From and after the Closing Date, Promos shall have the right and authority to endorse, without recourse, the name of OmniCorder on any check or any other evidence of indebtedness received by Promos and to which it is entitled on account of any receivable or other Asset transferred by OmniCorder pursuant hereto, and OmniCorder shall deliver to Promos at the Closing documents sufficient to permit Promos to deposit such checks or other evidences of indebtedness in bank accounts in the name of Promos.

          4.05. Accounts Receivable. OmniCorder shall remit in cash to Promos, promptly upon the receipt of the cash, the proceeds of all checks and other payments for accounts receivable purchased by Promos under this Agreement and coming into the possession of OmniCorder.

          4.06. Dissolution of OmniCorder and Distribution of Promos Common Stock. It is the intention and expectation of the parties hereto that the Acquisition will meet the requirements for qualifying as a "reorganization" of OmniCorder within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a "plan of reorganization." As soon as practicable following the Closing, OmniCorder shall take all required legal actions to dissolve and liquidate the remaining business and affairs of OmniCorder and effect the distribution of the shares of Promos Common Stock to be issued pursuant to Section 1.03 hereof to OmniCorder's stockholders on a pro rata basis. Promos shall facilitate such distribution by taking all reasonable and necessary steps required by Promos' transfer agent to divide the shares of Promos Common Stock to be issued under and in connection with this Agreement and effect the pro rata distribution thereof to OmniCorder's stockholders following the dissolution and complete liquidation of OmniCorder.

          4.07. Further Assurances. At any time or from time to time after the Closing Date, OmniCorder shall, at the request of Promos and at OmniCorder's expense, execute and deliver any further instruments or documents and take all such further action as Promos may reasonably request in order to evidence the consummation of the transactions contemplated hereby.


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

                                    ARTICLE V

                               COVENANTS OF PROMOS

          Promos hereby covenants and agrees with OmniCorder as follows:

          5.01. Cooperation and Assumption. Promos will use its best efforts, and will cooperate with OmniCorder, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Promos to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

          5.02. Books and Records; Personnel. For a period of seven (7) years from the Closing

Date:

                (a) Promos shall neither dispose of nor destroy any of the Books and Records without first offering to turn over possession thereof to OmniCorder by written notice to OmniCorder at least thirty days prior to the proposed date of such disposition or destruction.

                (b) Promos shall allow OmniCorder and its agents access to all Books and Records during normal working hours at Promos' principal places of business or at any location where any Books and Records are stored, and OmniCorder shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Promos' business.

                (c) Promos shall make available to OmniCorder upon written request and at OmniCorder's expense, but consistent with Promos' business requirements, (i) Promos' personnel to assist OmniCorder in locating and obtaining the Books and Records, and (ii) any of Promos' personnel whose assistance or participation is reasonably required by OmniCorder in anticipation of, or preparation for, existing or future litigation, tax returns or other matters in which OmniCorder is involved.

                (d) The foregoing provisions of this Section 5.02 shall be in addition to the obligations of Promos under Section 6.01 hereof.

          5.03. Registration of Promos Common Stock. Promos will use its best efforts to include the Consideration Shares in a registration statement of Promos to be filed with the Commission not later than the date which is sixty
(60) days following the Closing Date. Such registration statement shall also register the shares of Promos Common Stock to be issued by Promos in the Offering, and such other securities as Promos may determine. Promos shall use its best efforts to have such registration statement declared effective by the Commission as soon as possible following the initial filing of such registration statement, but in any event not later than one hundred eighty (180) days following the Closing Date. Promos shall maintain the effectiveness of the registration statement from the date the Commission declares such registration statement effective through and until the date which is twelve (12) months following the Closing Date. All costs relating to such registration shall be borne by Promos.

          5.04. Appointment of Directors. Immediately following the Closing, Promos shall increase the size of the Board of Directors of Promos to ten (10) members and cause the persons listed in Exhibit A hereto to be elected to the Board of Directors of Promos; provided, however, that the actions described in this Section 5.04 shall take effect only upon compliance by Promos with the provisions of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the first annual meeting of Promos' stockholders and thereafter, the affirmative vote of the holders of a majority of the shares of Promos Common Stock present or represented at each annual meeting of stockholders shall be required to elect members of Promos' Board of Directors.

          5.05. Promos Name Change and Exchange Listing. Promptly following the Closing, Promos shall take all required legal actions to (a) change its corporate name to "OmniCorder Technologies, Inc." and (b) upon satisfaction of the original listing requirements, list Promos Common Stock for trading on the American Stock Exchange.

          5.06. Confidentiality. (a) Unless and until the Acquisition is consummated, Promos shall keep confidential any information which has been furnished to Promos by or on behalf of OmniCorder in connection with the transactions contemplated by this Agreement (the "Confidential Information"). Promos shall use the Confidential Information solely in connection with the transactions contemplated by this Agreement or in connection with operating the Business following the Closing.

                (b) Promos may disclose the Confidential Information to any of its directors, officers, employees, agents and advisors, and prospective investors and lenders, who need to know such Confidential Information in connection with the transactions contemplated by this Agreement; provided that, prior to making such disclosure, Promos shall inform all such directors, officers, employees, agents and advisors and prospective investors and lenders of the confidential nature of such Confidential Information and such persons shall agree, for the benefit of OmniCorder, to be bound by the terms and conditions of this Section 5.06. In any event, Promos shall be liable for any breach of this Section 5.06 by any of Promos' directors, officers, employees, agents and advisors, and prospective lenders and investors, to whom Confidential Information shall have been furnished. Promos shall maintain a list of all persons who have been furnished with Confidential Information. Promos may disclose Confidential Information if required by legal process or by operation of applicable law; provided that Promos shall first promptly notify OmniCorder thereof so that OmniCorder may seek an appropriate protective order and/or waive compliance by Promos with the provisions of this Section 5.06.

                (c) The obligations of Promos under paragraphs (a) and (b) of this Section 5.06 do not apply to information which (i) was or becomes generally available to the public other than as a result of disclosure in violation of paragraph (a) or (b) of this Section 5.06, or (ii) was or becomes available to Promos on a non-confidential basis from a source other than OmniCorder or its agents or advisors, provided that such source is not bound by a confidentiality agreement with OmniCorder in respect thereof.

                (d) Notwithstanding the foregoing, pursuant to Treasury Regulation Section 1.6011-4(b)(3)(iii), each of Promos and OmniCorder (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to each of Promos and OmniCorder relating to such treatment and such structure.

                (e) Without intending to limit the remedies available to OmniCorder, Promos agrees that damages at law would be an insufficient remedy to OmniCorder in the event of any breach by Promos of this Section 5.06 and that OmniCorder shall be entitled to injunctive relief or other equitable remedies in the event of any such breach.

          5.07. Actions Following Execution of this Agreement. Promos hereby covenants that it has not taken any, and will not take any, actions following the execution and delivery of this Agreement or the Closing which would be inconsistent with the intention of the parties set forth in Section 4.06 hereof.

          5.08. Further Assurances. At any time or from time to time after the Closing Date, Promos shall, at the request of OmniCorder and at OmniCorder's expense, execute and deliver any further instruments or documents and take all such further action as OmniCorder may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          6.01. Taxes. (a) Promos shall be liable for all income and franchise taxes payable as a result of the operations of the Business by OmniCorder prior to the Closing. Promos also shall be liable for all income and franchise taxes payable as a result of the operations of the Business by Promos from and after the Closing.

                (b) After the Closing Date, Promos and OmniCorder shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of or relating to OmniCorder for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Promos shall prepare and provide to OmniCorder any federal, state, local or foreign tax information package requested by OmniCorder for OmniCorder's use in preparing its tax returns. Such tax information packages shall be completed by Promos and provided to OmniCorder within ninety (90) days after the Closing. Each party shall bear its own expenses in complying with the foregoing provisions.

                (c) Promos shall promptly notify OmniCorder in writing upon receipt by Promos or any Affiliate of Promos of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments of or relating to the Business for taxable periods ending prior to or including the Closing Date. Promos shall have the sole right to represent the Business' interests in any tax audit or administrative or court proceeding relating to taxable periods prior to the Closing.

          6.02. Stock Options and Warrants. (a) At the Closing, the terms of each outstanding stock option granted by OmniCorder to purchase shares of common stock, par value $.01 per share, of OmniCorder (the "OmniCorder Common Stock"), whether vested or unvested (an "OmniCorder Stock Option"), shall be adjusted as appropriate to provide that, at the Closing, each OmniCorder Stock Option outstanding immediately prior to the Closing shall be deemed to constitute and shall become an option to acquire, on the same terms and conditions as were applicable under such OmniCorder Stock Option, the same number of shares of Promos Common Stock as the holder of such OmniCorder Stock Option would have been entitled to receive had such holder exercised such OmniCorder Stock Option in full immediately prior to the Closing, at a price per share of Promos Common Stock equal to (i) the aggregate exercise price for the shares of OmniCorder Common Stock otherwise purchasable pursuant to such OmniCorder Stock Option, divided by (ii) the aggregate number of shares of Promos Common Stock deemed purchasable pursuant to such OmniCorder Stock Option; provided, however, that, after aggregating all the shares of a holder subject to OmniCorder Stock Options, any fractional share of Promos Common Stock resulting from such calculation for such holder shall be rounded up to the nearest whole share; and provided, further, that in the case of any stock option to which Section 421 of the Code applies by reason of its qualification as a qualified stock option under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. As of the date hereof, there are outstanding OmniCorder Stock Options to purchase 1,217,860 shares of OmniCorder Common Stock, which would be exercisable into 2,501,095 shares of Promos Common Stock pursuant to this
Section 6.02(a).

                (b) At the Closing, the terms of each outstanding warrant issued by OmniCorder to purchase shares of OmniCorder Common Stock, whether vested or unvested (an "OmniCorder Warrant"), shall be adjusted as appropriate to provide that, at the Closing, each OmniCorder Warrant outstanding immediately prior to the Closing shall be deemed to constitute and shall become a warrant to acquire, on the same terms and conditions as the existing OmniCorder Warrants, the same number of shares of Promos Common Stock as the holder of such OmniCorder Warrant would have been entitled to receive had such holder exercised such OmniCorder Warrant in full immediately prior to the Closing. As of the date hereof, there are outstanding OmniCorder Warrants to purchase 600,000 shares of OmniCorder Common Stock, which would be exercisable into 1,232,208 shares of Promos Common Stock pursuant to this Section 6.02(b).

                (c) As soon as practicable after the Closing, Promos shall deliver to the holders of (i) OmniCorder Stock Options, appropriate notices setting forth such holders' rights pursuant to this Agreement and the agreements evidencing the grants of such OmniCorder Stock Options and that such OmniCorder Stock Options and agreements shall be assumed by Promos and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.02); and (ii) OmniCorder Warrants, new warrant agreements and/or warrant certificates evidencing such holders' rights to purchase shares of Promos Common Stock (the "Promos Warrants") upon the exercise of such Promos Warrants.

                                   ARTICLE VII

                        CONDITIONS TO PROMOS' OBLIGATIONS

          The obligations of Promos to purchase the Assets and assume the Liabilities shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          7.01. Representations, Warranties and Covenants of OmniCorder. OmniCorder shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date, and all the representations and warranties of OmniCorder contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date, and except to the extent that any failure of such representations and warranties to be true as aforesaid when taken in the aggregate would not have a material adverse effect on the business or financial condition of the Business. Promos shall have received a certificate of OmniCorder, dated as of the Closing Date and signed by the President and Chief Executive Officer of OmniCorder, certifying as to the fulfillment of the conditions set forth in this Section 7.01.

          7.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits Promos from consummating the transactions contemplated hereby.

          7.03. Further Action. All consents, approvals, authorizations, exemptions and waivers from third parties that shall be required in order to enable Promos to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers the absence of which would not render such consummation illegal).

          7.04. Consummation of the Offering. OmniCorder shall have obtained and closed on, before or simultaneously with the consummation of the transactions contemplated by this Agreement, at least $7,500,000 in gross proceeds from the Offering.

          7.05. Employment Agreements. OmniCorder shall have entered into a five-year employment agreement with Mark A. Fauci, substantially in the form attached hereto as Exhibit B, which agreement shall be assumed by Promos at Closing.

          7.06. Consummation of Sale of Promotional Products Business. Immediately following the closing of the Acquisition, Promos shall complete the sale to Judith F. Harayda ("Harayda") of all of the outstanding interests it owns in Promos Ventures, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Promos, through which Promos' promotional business is owned as of the Closing, pursuant to the terms and conditions of the purchase and sale agreement substantially in the form attached hereto as Exhibit C, which agreement shall contain an indemnity, in a form satisfactory to Promos and OmniCorder, indemnifying Promos following the Closing for any taxes owed by Promos for any operations prior to the Closing.

          7.07. Supporting Documents. Promos shall have received the following:

                (a) Copies of resolutions of the Board of Directors and the stockholders of OmniCorder, certified by the President or Secretary of OmniCorder, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

                (b) A certificate of incumbency executed by the Secretary of OmniCorder certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement.

                (c) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Promos may reasonably request.

                (d) An agreement in writing from Marcum & Kliegman LLP, in form and substance reasonably satisfactory to Promos, to deliver copies of the audit opinions with respect to any and all financial statements of OmniCorder that had been audited by such firm, which audit opinions shall contain consents to the filing of such audit opinions with the Commission in connection with any filing to be made by Promos with the Commission following the Closing.

          7.08. Opinion of OmniCorder's Counsel. Promos shall have received from Greenberg Traurig, LLP, New York, New York, counsel for OmniCorder, a favorable opinion dated the Closing Date to the effect set forth in Exhibit D hereto.

          7.09. Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to Promos. OmniCorder shall furnish to Promos such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Article 7 as Promos or its counsel may reasonably request.

                                  ARTICLE VIII

                     CONDITIONS TO OMNICORDER'S OBLIGATIONS

          The obligations of OmniCorder to sell the Assets shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          8.01. Representations, Warranties and Covenants of Promos. Promos shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations and warranties of Promos contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as otherwise contemplated hereby, and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date, and except to the extent that any failure of such representations and warranties to be true as aforesaid when taken in the aggregate would not have a material adverse effect on the business or financial condition of Promos and its subsidiaries, taken as a whole. OmniCorder shall have received a certificate of Promos, dated as of the Closing Date and signed by the President of Promos, certifying as to the fulfillment of the conditions set forth in this Section 8.01.

          8.02. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits OmniCorder from consummating the transactions contemplated hereby.

          8.03. Further Action. All consents, approvals, authorizations, exemptions and waivers from third parties that shall be required in order to enable OmniCorder to consummate the transactions contemplated hereby shall have been duly obtained (except for such consents, approvals, authorizations, exemptions and waivers the absence of which would not render such consummation illegal).

          8.04. Consummation of the Offering. OmniCorder shall have obtained and closed on, before or simultaneously with the consummation of the transactions contemplated by this Agreement, at least $7,500,000 in gross proceeds from the Offering.

          8.05. Consummation of Stock Sales. (a) Promos shall have consummated the purchase of an aggregate of 1,135,300 shares of Promos Common Stock owned by seven existing holders of Promos Common Stock in consideration for an aggregate of $10.00 simultaneously with the closing of the Acquisition, pursuant to the terms of letter agreements substantially in the form attached hereto as Exhibit E, and contemporaneously with the consummation of such transaction, Promos shall have redeemed and cancelled such shares.

                (b) OmniCorder shall have consummated the purchase of 7,764,700 shares of Promos Common Stock owned by Harayda in consideration for $180,000 (and paid counsel for Promos the sum of $20,000) simultaneously with the closing of the Acquisition, pursuant to the terms of the stock purchase agreement substantially in the form attached hereto as Exhibit F.

          8.06. Supporting Documents. OmniCorder shall have received the following:

                (a) Copies of resolutions of Promos' board of directors certified by the Secretary of Promos, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

                (b) A certificate of incumbency executed by the Secretary of Promos certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (a) above.

                (c) A certificate of Corporate Stock Transfer, Inc., Promos' transfer agent and registrar, certifying as of the business day prior to the date any shares of Promos Common Stock are first issued in the Offering, and before taking into consideration the sale to

Omnicorder of 7,764,700 shares of Promos Common Stock and redemption and cancellation of 1,135,300 shares of Promos Common Stock as described in Section
8.05 hereof, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Promos Common Stock, together with the number of shares of Promos Common Stock held by each record owner.

                (d) A letter from Corporate Stock Transfer, Inc., Promos' transfer agent and registrar, setting forth that the number of shares of Promos Common Stock that would be issued and outstanding as of the Closing Date, but prior to the closing of the Offering and after giving effect to the sale to OmniCorder of 7,764,700 shares of Promos Common Stock and redemption and cancellation of 1,135,300 shares of Promos Common Stock as described in Section
8.05 hereof, is 1,133,600 shares of Promos Common Stock.

                (e) (i) The executed resignations of Harayda and Levy as directors and officers of Promos, with the director resignations to take effect only upon compliance by Promos with the provisions of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, (ii) executed releases from each of Harayda and Levy in the form attached hereto as Exhibit G, and (iii) stock power(s) executed in blank by Harayda and seven other existing holders of Promos Common Stock evidencing the sale to OmniCorder of 7,764,700 shares of Promos Common Stock and redemption and cancellation of 1,135,300 shares of Promos Common Stock as described in Section 8.05 hereof.

                (f) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as OmniCorder may reasonably request.

          8.07. Opinion of OmniCorder's Counsel. OmniCorder shall have received from David Wagner & Associates, PC, Greenwood Village, Colorado, counsel for Promos, a favorable opinion dated the Closing Date to the effect set forth in Exhibit H hereto.

          8.08. Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to Promos shall furnish to OmniCorder such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Article 8 as OmniCorder or its counsel may reasonably request.

                                   ARTICLE IX

                  EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

          9.01. Employment. As of the Closing Date, Promos shall offer to all current employees of OmniCorder employment at the same salaries and wages (including commission and sales incentive programs) and with substantially the same or better Benefit Arrangements as those in effect immediately prior to the Closing Date.

                                    ARTICLE X

                          TERMINATION PRIOR TO CLOSING

          10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                (a) By the mutual written consent of Promos and OmniCorder; or

                (b) By either OmniCorder or Promos in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before December 31, 2003; or

                (c) By either OmniCorder or Promos in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the other party, as the case may be, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein.

          10.02. Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 11.08 and 11.09 and the last sentence of
Section 4.03; provided, however, that termination pursuant to paragraphs (b) or
(c) of Section 10.01 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

                                   ARTICLE XI

                                  MISCELLANEOUS

          11.01. No Survival. The representations and warranties made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith and the covenants and agreements contained herein to be performed or complied with at or prior to the Closing shall not survive the Closing. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive without limitation as to time, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for a period of one year following the expiration of such specified term and shall thereupon expire (except to the extent a written notice asserting a claim for breach of such covenant or agreement shall have been given to the party alleged to have committed such breach prior to the end of such one-year period).

          11.02. Entire Agreement. This Agreement (including the Disclosure Schedule) constitutes the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed by OmniCorder to Promos pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

          11.03. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto, except that Promos may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary so long as the representations and warranties of Promos made herein are equally true of such assignee. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "OmniCorder" and, if there is more than one assignee, agreeing to be jointly and severally liable for all of the obligations of the assignor hereunder. If this Agreement is assigned with such consent or pursuant to such exception, the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns; provided, however, that no assignment of this Agreement or any of the rights or obligations hereof shall relieve the assignor of its obligations under this Agreement.

          11.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          11.05. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          11.06. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          11.07. Broker's Fees. Each of the parties hereto (i) represents and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability to any person or entity for a finder's or broker's fee, other than as set forth in the Disclosure Schedule, and (ii) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs. Notwithstanding the foregoing, Promos shall pay to National Securities Corporation, C.C.R.I. Corporation and LMU & Company at the Closing certain transaction fees and expenses by wire transfer.

          11.08. Expenses. OmniCorder and Promos shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel; provided that Promos shall assume and pay all reasonable out-of-pocket fees and expenses incurred by National Securities Corporation, C.C.R.I. Corporation and LMU & Company in connection with this Agreement and the Offering, including, without limitation, travel expenses incurred in connection with the roadshow for the Offering, and printing expenses.

          11.09. Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to OmniCorder to:

          OmniCorder Technologies, Incorporated
          12-8 Technology Drive
          E. Setauket, New York 11733-4049
          Attention: Mr. Mark Fauci
                     President and Chief Executive Officer

          with a copy to:

          Greenberg Traurig, LLP
          The MetLife Building
          200 Park Avenue - 15th
          Floor New York, New York 10166
          Attention: Spencer G. Feldman, Esq.

          if to Promos to:

          Promos, Inc.
          2121 South Oneida Street
          Suite 500 Denver, Colorado 80224
          Attention: Ms. Judith F. Harayda
                     President

          with a copy to:

          David Wagner & Associates, PC
          8400 East Prentice Avenue
          Penthouse Suite
          Greenwood Village, Colorado 80111
          Attention: David Wagner, Esq.

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

          11.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties agrees to (i) the irrevocable designation of the Secretary of State of the State of Colorado as its agent upon whom process against it may be served and (ii) personal jurisdiction in any action brought in any court, Federal or State, within the State of Colorado having subject matter jurisdiction arising under this Agreement.

          11.11. Public Announcements. Neither OmniCorder nor Promos shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by law.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                     OMNICORDER TECHNOLOGIES, INC.


                                     By:----------------------------------------
                                        Name:
                                        Title:


                                     PROMOS, INC.


                                     By:----------------------------------------
                                        Name:
                                        Title:



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